Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO Energy subsidiary completes sale of Dell Power Station

Tampa, Florida – August 16, 2005 – TECO Energy, Inc. (NYSE: TE) announced today its indirect subsidiary, TPS Dell, LLC, has completed the previously announced sale of the Dell Power Station, to Associated Electric Cooperative, Inc., a Missouri electric cooperative, for $75 million. The final proceeds, net of retained liabilities, are expected to be in a range of approximately $65 to $70 million. The Dell Power Station is a partially constructed 599-megawatt, natural gas-fired, combined-cycle electric generating facility located in Dell, Arkansas.

TECO Energy Chairman and CEO Sherrill Hudson said, “TECO Energy’s involvement in the merchant power market is virtually ended. The cash from this sale will help us meet our objectives of retiring the 2007 debt maturities and having additional cash for investing in our five core businesses.”

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

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